Cover Page                                                             424(B)(3)
                                                                       333-59406
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The Equitable Life Assurance Society of the United States
SUPPLEMENT DATED AUGUST 20, 2002, TO THE MAY 1, 2002, PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR:


RETIREMENT INVESTMENT ACCOUNT
--------------------------------------------------------------------------------

This supplement modifies certain information in the above-referenced Prospectus and SAI, as supplemented to date (together, the "Prospectus"). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus.

1.  The following is added as a new section under "More Information" in the
    Prospectus:


    COMBINATION OF CERTAIN VARIABLE INVESTMENT OPTIONS:

    Effective on or about November 8, 2002, subject to any necessary approvals, interests in the Alliance Balanced -- Separate Account No. 10, EQ/Alliance International and EQ/Capital Guardian Research options (the "surviving options") will replace interests in the EQ/Alliance Growth Investors, EQ/Alliance Global and EQ/MFS Research options, respectively (the "replaced options"). We will move the assets from each replaced option into the applicable surviving option. We will also automatically direct any contributions made to each replaced option to the applicable surviving option. Any allocation election to each replaced option will be considered as an allocation election to the applicable surviving option.



    ----------------------------------------------------------------------------
    REPLACED OPTION                SURVIVING OPTION
    ----------------------------------------------------------------------------
    EQ/Alliance Growth Investors   Alliance Balanced -- Separate Account No. 10
    EQ/Alliance Global             EQ/Alliance International
    EQ/MFS Research                EQ/Capital Guardian Research
    ----------------------------------------------------------------------------

2. Effective on or about November 8, 2002, the name of the "EQ/Alliance Money Market" Portfolio and corresponding option is changed to "EQ/Money Market." At that time, all references in the Prospectus are changed accordingly.

3.  A new section is added to "Tax Information" in the Prospectus as follows:


    TAX CHANGES

    On January 1, 2003, regulations will become effective that govern Required Minimum Distributions from certain tax qualified plans and arrangements including those under Code Sections 401 and 457(b), TSAs and other Code
    Section 403(b) arrangements, and Code Section 408 individual retirement arrangements. Part of the new regulation provides that Required Minimum Distribution payments be calculated using not only your annuity contract value, but also the actuarial value of any other contractual benefits, such as minimum survivor benefits. This requirement does not apply to contracts that are irrevocably annuitized. We and other issuers of annuity contracts are seeking clarification of the new regulations. You may want to discuss with your tax advisor the potential implication of these regulations before you purchase this annuity contract or purchase additional features under this annuity contract.


           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                          1290 AVENUE OF THE AMERICAS
                                  NEW YORK, NY

    888-1338 (8/02)                                                130853 (8/02)
                                                                          X00425